As filed with the Securities and Exchange Commission on December 21, 2000.

                                                  REGISTRATION NO. 333-_________


 ------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------


                             HENLEY HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                                 76-0335587
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                            120 INDUSTRIAL BOULEVARD
                             SUGAR LAND, TEXAS 77478
                                 (281) 276-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES L. STURGEON
                             CHIEF FINANCIAL OFFICER
                            120 INDUSTRIAL BOULEVARD
                             SUGAR LAND, TEXAS 77478
                                 (281) 276-7000
                              (281) 276-7038 (FAX)

 (Name, address and telephone number, including area code, of agent for service)

          ------------------------------------------------------------


                                 WITH COPIES TO:


                                 ROBERT G. REEDY
                             PORTER & HEDGES, L.L.P.
                            700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-0674
                              (713) 226-0274 (FAX)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

          ------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                     PROPOSED MAXIMUM        PROPOSED
           TITLE OF EACH CLASS OF                    AMOUNT TO BE        OFFERING        MAXIMUM AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED                  REGISTERED      PRICE PER UNIT    OFFERING PRICE (1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value, $.01 per share (2)            15,571,428        $   .36         $  5,605,714.08       $  1,480
Common Stock, par value, $.01 per share (3)             3,149,316            .36            1,133,753.76            299
Common Stock, par value, $.01 per share (4)             1,241,584            .36              446,970.24            118
Common Stock, par value, $.01 per share                   180,000            .36               64,800.00             17
Common Stock, par value, $.01 per share(5)              6,698,276           1.69           11,320,086.44          2,989
Common Stock, par value, $.01 per share(6)                425,000           1.69              718,250.00            190
Common Stock, par value, $.01 per share(7)                803,792           1.69            1,358,408.48            359
Common Stock, par value, $.01 per share(8)                532,278           1.69              899,549.82            237
===========================================================================================================================
      TOTAL........................................    28,601,674            --           $21,547,532.82         $5,689
===========================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee was calculated based on the average of the high and low prices for the common stock on December 19, 2000 of $.36 per share. Of the total fee of $5,689, $1,914 is paid herewith. The filing fee of $3,775 for the additional

      8,459,346 shares included in this prospectus pursuant to Rule 429 of the Securities Act of 1933, as amended, which were registered pursuant to our earlier registration statement on Form S-3 (File No. 333-39436) was paid on June 16, 2000

(2) Issuable upon conversion of 2,500 shares of Series E Convertible Preferred Stock. The Series E Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) the closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the trading day immediately proceeding the initial issuance of the Series E Preferred Stock (November 21, 2000), or
      (ii) the amount obtained by multiplying .8 by the average closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the lowest three trading days during the period beginning on the twenty-second day prior to the conversion date for such conversion and ending on such conversion date. For the purpose of estimating the number of shares of common stock to be included in the registration statement of which this prospectus is a part, we calculated the number of shares of common stock issuable in connection with the conversion of our Series E Preferred Stock on December 1, 2000 (7,142,857) and multiplied that number by 200%. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of the Series E Preferred Stock as such number may be adjusted as a result of stock split, stock dividend and antidilution provisions in accordance with Rule 416.

(3) Issuable upon exercise of warrants for a total of 3,149,316 shares. This amount includes (i) warrants for 1,595,745 shares at an exercise price of $.52 per share, and (ii) warrants for 75,000 shares at an exercise price of $.57 per share. The number also includes (i) warrants for 1,428,571 shares at an exercise price of $.39 per share, and (ii) warrants for 50,000 shares at an exercise price of $.43 per share estimated for the purpose of determining the number of shares of common stock to be included in this Registration Statement, of which this prospectus is a part. To calculate the number of warrants to be issued at the additional closing, assuming a conversion of 1,000 shares of our Series E Preferred Stock at December 1, 2000. Also includes an indeterminate number of shares issuable on exercise of the warrants as adjusted pursuant to antidilution provisions of such warrants in accordance with Rule 416.

(4) For the purpose of estimating the number of shares of common stock that are issuable for payment of dividends or penalties on the Series E Preferred Stock, we estimated the number of shares of common stock that would be sufficient to allow us to meet our obligation to (i) pay dividends for two years (467,772) and (ii) pay any penalties due on the Series E Preferred Stock (153,020), and multiplied each of those numbers by 200%.

(5) Issuable upon conversion of 3,885 shares of Series D Convertible Preferred Stock. The Series D Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) 105% of the average closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the 10 consecutive trading days immediately proceeding the initial issuance of the Series D Preferred Stock (May 23, 2000), or (ii) the amount obtained by multiplying .8 by the average closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the lowest three trading days during the period beginning on the fifteenth day prior to the conversion date for such conversion and ending on such conversion date. For the purpose of estimating the number of shares of common stock to be included in the registration statement of which this prospectus is a part, we calculated the number of shares of common stock issuable in connection with the conversion of our Series D Preferred Stock on June 7, 2000 (3,349,138) and multiplied that number by 200%. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of the Series D Preferred Stock as such number may be adjusted as a result of stock split, stock dividend and antidilution provisions in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-39476).

(6) Issuable upon exercise of warrants for a total of 425,000 shares comprised of (i) warrants for 200,000 shares at an exercise price of $1.99 per share, (ii) warrants for 175,000 shares at an exercise price of $2.19 per share which was subsequently reduced to an exercise price of $.75 per share and (ii) warrants for 50,000 shares at an exercise price of $2.00 per share. Also includes an indeterminate number of shares issuable on exercise of the warrants as adjusted pursuant to antidilution provisions of such warrants in accordance with Rule 416. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-39476).

(7) For the purpose of estimating the number of shares of common stock that are issuable, at our option, for payment of dividends on the Series D Preferred Stock, we estimated the number of shares of common stock that would be sufficient to allow us to meet our obligation to pay dividends for two years (401,896) and multiplied that number by 200%. These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-39476).

(8) These shares of common stock were registered in an earlier registration statement on Form S-3 (Reg. No. 333-39476).

      PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS WHICH FORMS A PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO 8,459,346 SHARES OF COMMON STOCK REGISTERED FOR RESALE BY CERTAIN SELLING SHAREHOLDERS PURSUANT TO OUR EARLIER REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-39476).

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                Cover Page 2 of 2

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2000

PROSPECTUS

                             HENLEY HEALTHCARE, INC.

                                28,601,674 SHARES

                                  COMMON STOCK

                               ------------------


      The selling shareholders identified in this prospectus are offering:

      o shares of our common stock which are currently issued and outstanding,

      o shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of all common stock,

      o shares of our common stock issuable upon conversion of our Series D Convertible Preferred Stock; and

      o shares of our common stock issuable upon conversion of our Series E Convertible Preferred Stock.

      The selling stockholders may sell shares of our common stock from time to time in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will file a supplemental prospectus if required to do so by applicable securities laws to describe specific sales of shares or to identify any selling shareholders not listed in this prospectus.

      We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by selling stockholders under this prospectus. However, we will receive approximately $2,076,680 if the warrants representing shares of our common stock in this offering are exercised for cash.

      Our common stock is traded on the Nasdaq Small Cap Market under the symbol "HENL."

                               ------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 IN THIS PROSPECTUS.

                               ------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   This prospectus is dated December 21, 2000.

                               TABLE OF CONTENTS

SECTION                                                                   PAGE

Where You Can Find More Information..........................................3

Risk Factors.................................................................4

About Us....................................................................12

Use of Proceeds.............................................................12

Selling Shareholders........................................................13

Plan of Distribution........................................................16

Legal Matters...............................................................17

Experts.....................................................................17

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed two registration statements on Form S-3 with the SEC to register the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements. You should refer to the registration statements and their related exhibits and schedules for further information with respect to our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge. The registration statements are registration nos. 333-39476 and 333-_________.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

      SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

      o Annual Report on Form 10-K for the year ended December 31, 1999, as amended;

      o     Quarterly Report on Form 10-Q for the period ended March 31, 2000;

      o     Quarterly Report on Form 10-Q for the period ended June 30, 2000;

      o Quarterly Report on Form 10-Q for the period ended September 30, 2000;

      o Current Reports on Form 8-K filed on June 7, 2000, September 1, 2000, September 21, 2000 and December 7, 2000; and

      o The description of our common stock contained in the Form 8-A, effective June 26, 1996 (Commission File No. 000-28566), including any amendments or reports filed to update the description.

      You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

                  Henley Healthcare, Inc.
                  120 Industrial Boulevard
                  Sugar Land, Texas 77478
                  (281) 276-7000
                  Attention:    Chief Financial Officer

      You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 RISK FACTORS

      YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO BUY ANY SHARES OF COMMON STOCK.

RISKS RELATING TO OUR OPERATIONS

WE WILL BE REQUIRED TO RAISE ADDITIONAL CAPITAL IN ORDER TO FUND OUR CURRENT OPERATIONS AND TO CONTINUE OUR FUTURE OPERATIONS AND THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      We recorded a net less of $5,831,000 and $5,350,000 for 1998 and 1999, respectively. Additionally, we recorded a net loss of $1,577,932 or $.32 per share for the quarter ended September 30, 2000 on net sales of $7,285,564 and there can be no assurance that we will be able to achieve profitability for the long term. At September 30, 2000, we had a working capital deficit of $1,163,645, which has since improved because of recent financing transactions. In addition, our ability to produce, sell and deliver products has been adversely impacted under our credit agreement with Comerica Bank-Texas due to the restrictions on the use of collections of operating revenues. Due to these issues, our independent public accountants have modified their opinion issued with respect to our December 31, 1999 audited financial statements, by indicating that there is substantial doubt as to our ability to continue as a going concern. In attempting to rectify these problems, we

      o     renegotiated our line of credit with Comerica,

      o     renegotiated our convertible note with Maxxim Medical, Inc.,

      o     sold shares of Series D Preferred Stock for $3,500,000, and

      o     paid some of our vendor claims with shares of our common stock.

      In addition, to raise additional capital, we recently

      o     sold shares of Series E Preferred Stock for $1,500,000;

      o negotiated an additional sale of shares of Series E Preferred Stock for $1,000,000; and

      o entered into an equity line of credit of up to $7,500,000 with the same purchasers of our Series D and Series E Preferred Stock.

      Under the terms of the credit agreement with Comerica, as long as we are within the prescribed amended borrowing base and in compliance with the agreement, we no longer have any restrictions on the use of the collections of our operating revenues. While the steps indicated above have improved our ability to purchase supplies and raw materials to manufacture and deliver products, we can make no assurances that we have improved our working capital position enough to successfully continue our operations. In addition, we still need additional capital to satisfy outstanding vendor obligations, overdue royalty obligations, our note with Maxxim and outstanding debt obligations under the line of credit with Comerica. As of September 30, 2000, our working capital deficit was approximately $1,163,645. If we are not successful in eliminating our working capital deficit and satisfying our outstanding debt obligations by obtaining sufficient financing or generating sufficient cash flow from operations, we may not be able to continue our current operations. While we have negotiated an additional sale of shares of Series E Convertible Preferred Stock for $1,000,000, there can be no assurance that the funding will be sufficient to continue our current operations.

      In addition, while we have negotiated a $7,500,000 equity line of credit, we can make no assurances that we can call upon the amount available, if any, under the equity. Furthermore, we have agreed to call for a minimum of $1,000,000 under the equity line, or we will be liable for a significant penalty. The maximum amount that we call on any closing date under the equity line is limited to 15% of the total dollar volume of our common stock in the preceding thirty days. We must have a registration statement covering the resale of the shares of common stock prior to closing on any amounts under the equity line.

VARIOUS MARKET AND ECONOMIC FACTORS MAY CAUSE OUR FUTURE QUARTERLY OPERATING RESULTS TO VARY.

      Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include general economic conditions, specific economic conditions in the pain management and rehabilitation industries, seasonal trends in sales, capital expenditures, new acquisitions and other costs relating to the expansion of operations, the introduction of new products or services by us or our competitors, the mix of the products and services sold and the channels through which they are sold and pricing changes. As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, it is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock may be materially adversely affected.

OUR SUCCESS IS HEAVILY DEPENDENT UPON THE RETENTION OF CERTAIN KEY EMPLOYEES.

      Our performance is substantially dependent on the performance of our executive officers and key employees all of whom have worked together for a relatively short period of time due to the level of turnover of our executive officers. In particular, the services of James L. Sturgeon would be difficult to replace. We currently have no employment agreement with Mr. Sturgeon. We do not have any key life insurance policies in place on any of our employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations or financial condition. Further, the loss of Mr. Sturgeon triggers an event of default under the terms of the renegotiated credit agreement with Comerica. In addition, we are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and we may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon our business, results of operations or financial condition.

RISKS RELATING TO OUR BUSINESS GENERALLY

THE MARKETS FOR OUR PRODUCTS ARE VOLATILE AND WE MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN SUFFICIENT MARKET SHARE.

      The pain management market is a relatively mature and competitive market, subject to significant fluctuations in profitability caused by foreign competition, questions of therapeutic efficacy and governmental regulation. The rehabilitation market is an evolving and fragmented market with a number of different companies offering competing treatments without any clear indication of preference among treating clinicians. We may never be able to capture a significant portion of the pain management market or establish a significant position in the rehabilitation market.

WE ARE IN AN EXTREMELY COMPETITIVE INDUSTRY THAT IS DOMINATED BY SEVERAL COMPANIES WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL, AND MARKETING RESOURCES THAN WE HAVE.

      Competition in the industry from other pain management and rehabilitation device companies, as well as from pharmaceutical companies and biotechnology companies, is intense. Some of the companies with which we compete have significantly greater resources, established direct sales organizations and greater experience in the marketing and sales of products through direct distribution. Although we believe that the broad range of rehabilitation products we sell distinguishes us from such competitors, there can be no assurance that we will be able to compete effectively.

WE MAY BE LIABLE FOR SUBSTANTIAL MONETARY DAMAGES SHOULD OUR PRODUCTS INJURE SOMEONE.

      Like most producers of medical products, we face the risk of product liability claims and unfavorable publicity in the event that the use of our products causes injury or has other adverse effects. Although we have product liability insurance for risks of up to $2,000,000 and have not been subject to any material claims for product liability, such insurance may be inadequate to cover all potential product claims. In addition, we may not be able to maintain such insurance indefinitely or be able to avoid product liability exposure.

PRODUCT RECALLS COULD MATERIALLY AFFECT OUR RESULTS OF OPERATIONS.

      If a device that we designed or manufactured is found to be defective, whether due to design or manufacturing defects, improper use of the product, or other reasons, the device may need to be recalled, possibly at our expense. Furthermore, the adverse effect of a product recall might not be limited to the cost of a recall. For example, a product recall could cause a general investigation of our products and operations by applicable regulatory authorities as well as cause other customers to review and potentially terminate their relationships with us. Recalls, especially if accompanied by unfavorable publicity or termination of customer relationships, could result in substantial costs, loss of revenues, and a diminution of our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS IS SUBJECT TO STRICT REGULATION BY THE U.S. FOOD AND DRUG ADMINISTRATION

      The development of our MicroLight 830(TM) product and certain of our other products are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act, by comparable agencies in foreign countries, and by state regulatory agencies. Under the Food and Drug Act, medical devices must receive FDA clearance before they can be commercially marketed in the United States. The process of obtaining marketing clearance from the FDA for new products can take a number of years and require the expenditure of substantial resources, and may involve rigorous pre-clinical and clinical testing. The time required for completing such testing and obtaining FDA clearance is uncertain, and we may not obtain sufficient resources to complete the required testing and regulatory review process. In addition, we may not obtain such FDA clearances, or may encounter delays that will adversely affect our ability to commercialize additional products. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review of each submitted application. Similar delays may also be encountered in other countries. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. In addition, as can be expected with any investigational device, modifications will be made to our products to incorporate and enhance their functionality and performance based upon new data and design review. The FDA may request additional information relating to product improvements, and could require further regulatory review thereby delaying the testing, approval and commercialization of our development products, and could withhold approval of any such improvement. The FDA can withdraw product approvals due to failure to comply with regulatory standards or the occurrence of unforseen problems following initial approval. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution, and could have a material adverse effect on us. FDA regulations depend heavily on administrative interpretation, and future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, could adversely affect us.

      The MicroLight 830(TM), a Class III medical device, has been defined by the FDA as a "non-significant risk" device. We are allowed to conduct clinical trials under an approved Investigational Device Exemption using the MicroLight 830(TM). In August 1997, the FDA accepted our Pre-Investigational Device Exemption Clinical Investigation Plan for a multi-center, double-blind, randomized, clinical study to evaluate the efficacy of the MicroLight 830(TM) in the treatment of carpal tunnel syndrome. These clinical trials are subject to Investigational Device Exemption regulations, including record keeping, adverse event reporting and other clinical study requirements. Pursuant to Investigational Device Exemption regulations our clinical researchers are required to be reviewed and approved by an Institutional Review Board to treat human patients for research purposes. The objective of these clinical trials is to evaluate the therapeutic effects of low-level laser energy in pain management, soft tissue trauma and dental applications. We have recently concluded independent research studies of the MicroLight 830(TM) at various clinical sites in the U.S. We cannot predict whether:

      o the results of the various research studies that are being or have been conducted using the MicroLight 830(TM), will demonstrate to the FDA's satisfaction the safety and effectiveness of the MicroLight 830(TM) in treating carpal tunnel syndrome;

      o     the FDA will agree that the design of the studies is satisfactory;

      o     the FDA will not require additional clinical studies; or

      o we will be able to obtain the necessary FDA marketing clearance for the MicroLight 830(TM) on a timely basis, if at all.

      The FDA's rejection of the clinical design or the data generated could lead to rejection of the application for commercial marketing of the MicroLight 830(TM) and/or the need to conduct additional clinical trials. Until we obtain FDA market clearance, we are unable to sell the product in commercial quantities for human application in the U.S. market.

OUR REVENUES MAY BE AFFECTED BY GOVERNMENT AND THIRD-PARTY REIMBURSEMENT REFORMS

      Governmental and other efforts to reduce healthcare spending have affected, and will continue to affect, our operating results. The cost of a significant portion of health care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid, health maintenance organizations, and private insurers, including Blue Cross/Blue Shield plans. Government imposed limits on reimbursement of hospitals and other health care providers have significantly curtailed their spending budgets. Under certain government insurance programs, a healthcare provider is reimbursed a fixed sum for services rendered in treating a patient, regardless of the actual charge for such treatment. Private and third-party reimbursement plans are also developing increasingly sophisticated methods of controlling healthcare costs through redesign of benefits and exploration of more cost-effective methods of delivering healthcare. In general, these government and private cost-containment measures have caused healthcare providers to be more selective in the purchase of medical products.

      Under most third-party reimbursement plans, the coverage of an item or service and the amount of payment that will be made are separate decisions. Efforts to reduce or control healthcare spending are likely to limit both the coverage of certain medical and therapeutic devices, especially newly approved products, and the amount of payment that will be allowed. Restrictions on coverage and payment of our products by third-party payors could have an adverse impact on us.

      In the third quarter of fiscal 1998, the Health Care Financing Administration implemented salary equivalency reimbursement guidelines for occupational therapy and speech language pathology services and revised guidelines for physical therapy services. The net effect of these guidelines was to reduce the long-term care reimbursement rates and gross profit percentage from previous levels. Additionally, the Balanced Budget Act of 1997 requires a change from these salary equivalency guidelines for therapy services to a prospective payment system referred to as a PPS, for Medicare Part A services and a fee schedule with annual maximum payments per patient for Medicare Part B services. Management does not believe the PPS section of the Balanced Budget Act of 1997 will have a significant impact on our revenues because the guidelines primarily cover reimbursement for therapy services rather than therapy devices.

      In addition, several states and the federal government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology, and limit or control directly the prices health care providers and drug and device manufacturers may charge for their services and products. Although the scope and timing of such reforms cannot be predicted at this time, it is a continuing trend in U.S. health care for such payments to be under continual scrutiny and downward pressure. We believe that reimbursement in the future will be subject to increased restrictions, both in the United States and in foreign markets and that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products which we offer. If adopted and implemented, any such cost reduction reforms could have a material adverse effect on us.

INTERNATIONAL TRANSACTIONS AND TRANSACTIONS IN FOREIGN CURRENCIES PRESENT RISKS THAT COULD MATERIALLY AFFECT OUR BUSINESS AND FINANCIAL PERFORMANCE.

      We have arrangements with several foreign distributors to distribute products in Europe, Southeast Asia, the Far East, Central America and South America. In addition, we obtain certain supplies from foreign suppliers. The acquisition of Enraf-Nonius significantly expanded our foreign operations. International transactions subject us to several potential risks, including:

      o fluctuating exchange rates (to the extent our transactions are not in U.S. dollars);

      o     varying economic and political conditions;

      o     cultures and business practices in different countries or regions;

      o     regulation of fund transfers by foreign governments;

      o     overlapping or differing tax structures; and

      o     United States and foreign export and import duties and tariffs.

      Fluctuations in the exchange rates between the U.S. dollar and the currencies of the other countries in which we operate will affect the results of our international operations reported in U.S. dollars. It is anticipated that approximately 81% of our total sales for 2000 will be currencies other than U.S. dollars. In addition, we may make loans to and/or receive dividends and loans from certain of our foreign subsidiaries and may suffer a loss as a result of adverse exchange rate movements between the relevant currencies. Any of the foregoing could have a material adverse effect upon our business.

      On January 1, 1999, eleven of the fifteen member countries of the European Union adopted the Euro as their common legal currency. Following the introduction of the Euro, the local currencies remain legal tender in the participating countries until January 1, 2002. During this transition period, goods and services may be paid for using either the Euro or the participating country's local currency. Thereafter, the local currencies will be canceled and the Euro currency will be used for all transactions between the eleven participating members of the European Union. The Euro conversion raises strategic as well as operational issues. The conversion is expected to result in a number of changes, including the stimulation of cross-border competition by creating cross-border price transparency. We are assessing Euro issues related to our product pricing, contract, treasury operations and accounting systems. Although the evaluation of these items is still in process, we believe that the hardware and software systems it uses internally will accommodate this transition and any required policy or operating changes will not have a material adverse effect on future results.

      Sales of our medical products outside the United States are subject to regulatory requirements that vary widely from country to country. The time required to obtain clearance for sales in foreign countries may be longer or shorter than that required for FDA clearance, and the requirements may differ. The FDA also regulates the sale of exported medical devices, although to a lesser extent than devices sold in the United States. For medical products exported to countries in Europe, we anticipate that our customers will want their products to qualify for distribution under the "CE Mark." The CE Mark is a designation given to products which comply with certain European Economic Area policy directives and therefore may be freely traded in almost every European country. Commencing in 1998, medical product manufacturers are required to obtain certifications necessary to enable the CE Mark to be affixed to medical products they manufacture for sale throughout the European Community. In addition, our distributors and customers must comply with other laws generally applicable to foreign trade, including technology export restrictions, tariffs, and other regulatory barriers. Our distributors and customers may not be able to obtain all required clearances or approvals for exported products on a timely basis, if at all. Failure or delay by our customers in obtaining the requisite regulatory approvals for exported instruments it manufactures may have a material adverse effect on our business, results of operations, and financial condition.

OUR SUCCESS IS HEAVILY DEPENDENT UPON A VARIETY OF PROPRIETARY INTELLECTUAL PROPERTY RIGHTS. OUR CURRENT PROTECTIONS MAY NOT BE SUFFICIENT TO PROTECT THESE TECHNOLOGIES.

      We actively seek patent protection for our proprietary technology, both in the U.S. and abroad. We own several U.S. issued patents and various foreign counterparts. Our success will depend, in part, on our ability to obtain patents and to operate without infringing on the proprietary rights of others. There can be no assurance that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Our pending patent applications or patent applications in preparation presently or in the future, if and when issued, may not be valid and enforceable and withstand litigation. In addition, others may independently develop substantially equivalent or superseding proprietary technology and equivalent products may be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. If and when we have a patent application pending in the U.S., there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office. Because patent applications in the U.S. are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we may not obtain patent protection for our inventions. In addition, patent protection, even if obtained, is effective only for a limited period of time. Furthermore, patent positions are highly uncertain and involve complex legal and factual questions. Therefore, the scope or enforceability of claims allowed in the patents on which we will rely cannot be predicted with any certainty.

      We also rely on trade secrets, know-how and continuing technological advancement to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, which contain assignment of invention provisions, we cannot be certain that others will not gain access to these trade secrets, that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

      In addition to protecting our proprietary technology and trade secrets, we may be required to obtain licenses to patents or other proprietary rights from third parties. We cannot be certain that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product introductions while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

      Although we have conducted searches to discover any patents on which our products or their use might infringe and are not aware of any such patents, we cannot be certain that no such infringement has or will occur. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The U.S. Patent and Trademark Office could institute interference proceedings with us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The U.S. Patent and Trademark Office or a comparable agency of a foreign jurisdiction could also institute reexamination or opposition proceedings against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

RISKS RELATING TO OUR SECURITIES

THE CURRENT PUBLIC MARKET FOR OUR COMMON STOCK IS LIMITED AND HIGHLY VOLATILE.

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our securities is highly volatile. The following factors may have a significant effect on the market price of our securities:

      o     announcements by us or our competitors concerning acquisitions;

      o     technological innovations;

      o     new commercial products or procedures by us or our competitors;

      o proposed governmental regulations and developments in both the U.S. and foreign countries;

      o     disputes relating to patents or proprietary rights;

      o publicity regarding actual or potential medical results relating to products sold by us or our competitors;

      o     public concern as to the safety of these products;

      o     economic and other external factors;

      o     period-to-period fluctuations; and

      o     financial results.

      From time to time, there has been limited trading volume with respect to our common stock. In addition, there can be no assurance that there will continue to be a trading market for our common stock. Accordingly, such factors may affect the market for our common stock.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF RESTRICTED AND OTHER SECURITIES.

      As of November 30, 2000, there were approximately 15,286,364 shares of our common stock issued and outstanding. Approximately 1,450,000 shares of common stock are issuable upon exercise of employee and director stock options under our incentive stock plans and will become eligible for sale in the public markets at prescribed times in the future. Our issuance of such 1,450,000 shares is registered on a Form S-8 Registration Statement. As of November 30, 2000, other outstanding options and warrants were exercisable to purchase approximately 3,432,310 shares of common stock. In addition, 1,500,000 shares of common stock are issuable upon conversion of the remaining $3,000,000 principal balance of a convertible promissory note issued to Maxxim Medical, Inc. Lastly, each series of preferred stock is convertible into additional shares of our common stock.

      The issuance and sale of a significant number of shares of common stock upon the exercise of stock options and warrants, the conversion of our outstanding preferred stock, or the sales of a substantial number of shares of common stock pursuant to Rule 144 or otherwise, could adversely affect the market price of the common stock.

THE ISSUANCE OF ADDITIONAL COMMON STOCK UPON THE CONVERSION OR EXERCISE OF OUTSTANDING CONVERTIBLE SECURITIES COULD RESULT IN DILUTION TO EACH SHAREHOLDER'S PERCENTAGE OWNERSHIP INTEREST AND COULD MATERIALLY AFFECT THE MARKET PRICE OF THE COMMON STOCK.

      A substantial number of shares of common stock are issuable by us upon the conversion of the outstanding principal balance of the Maxxim Note, the outstanding shares of our convertible preferred stock and upon the exercise of warrants and options which we have issued. Such issuances could result in dilution to a shareholder's percentage ownership interest and could adversely affect the market price of the common stock. Under the applicable conversion formulas of our preferred stock, the number of shares of common stock issuable upon conversion is inversely proportional to the market price of the common stock at the time of conversion (i.e., the number of shares increases as the market price of the common stock decreases). The maximum number of shares of common stock which may be issuable upon conversion of the Series A Preferred Stock is limited by provision which prohibits the applicable conversion price from going below $2.90. However, the Series B, Series C, Series D and Series E Preferred Stock do not have any such conversion price limitation and there is no maximum to the number of shares which could issue upon conversion of the Series B, Series C, Series D and Series E Preferred Stock. Therefore, any drop in the market price will increase the potential dilution which could occur upon conversion of the Series B or Series C or Series D or Series E Preferred Stock, which could, in turn, cause the market price to go lower, and have the effect of creating a declining market price. In addition, the existence of the floating conversion rate preferred stock and, in particular, the absence of a floor price with respect to the Series B, Series C, Series D and Series E Preferred Stock, could increase our vulnerability to short-selling strategies.

      As a result, a total of 4,932,310 shares of common stock are currently issuable upon the exercise or conversion of such preferred stock, options, warrants, and the Maxxim Note, which, if issued, would represent approximately 32% of the then outstanding shares of common stock. The number of shares issuable upon the exercise or conversion of each of our common stock equivalents is subject to adjustment upon the occurrence of certain dilutive events.

CERTAIN PROVISIONS CONTAINED IN OUR ARTICLES OF INCORPORATION AND TEXAS LAW MAY PREVENT OR DELAY A THIRD-PARTY ATTEMPT TO ACQUIRE CONTROL OF THE COMPANY.

      Our Articles of Incorporation and the Texas Business Corporation Act contain certain provisions that may delay or prevent an attempt by a third-party to acquire control of us. For instance, our board of directors may authorize the issuance of additional shares of preferred stock without shareholder approval. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control of us.

THE COMPANY DOES NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE, BUT WE ARE REQUIRED TO PAY DIVIDENDS ON OUR SERIES A PREFERRED STOCK, SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK AND PREMIUMS ON OUR SERIES B AND SERIES C PREFERRED STOCK.

      Our proposed operations may not result in sufficient revenues to enable us to operate at a profitable level. We have not paid any dividends on our common stock to date, and have no plans to pay any dividends on our common stock for the foreseeable future. However, our Series A Preferred Stock accrues a dividend of 4% per year, payable at our discretion in cash or in shares of common stock based on a share price equal to the closing price of our common stock on The Nasdaq SmallCap Market on the particular dividend date. In addition, our Series D Preferred Stock and Series E Preferred Stock accrue a dividends of 6% and 8% per year, respectively, payable at our discretion in cash or shares of common stock based on a share price equal to the closing price of our common stock on The Nasdaq Small Cap Market on the particular dividend date. In the event we issue any shares of Series F Preferred Stock, such shares accrue dividends of 8% per year, payable quarterly in arrears in cash or common stock at our option. We are also required to pay a premium on the Series B and Series C Preferred Stock on conversion of such shares.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

      The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

      The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we can not give any assurance that those expectations will be correct. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

      Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate. Important factors that could cause actual results to differ materially from our expectations are discussed under this "Risk Factors" section and in documents incorporated in this prospectus by reference.

                                   ABOUT US

      We develop, manufacture and distribute products and related accessories used in the control of acute or chronic pain. Our diversified line of non-invasive physical medicine and rehabilitation products are used in the treatment of disabilities or injuries with therapeutic exercise and the application of various heat, fluidotherapy, traction, ultrasound or other modalities. We are also seeking approval from the United States Food and Drug Administration for the MicroLight 830(TM), a hand-held, low-energy (non-surgical) laser for the treatment of repetitive stress injuries such as carpal tunnel syndrome. Our principal executive offices are located at 120 Industrial Boulevard, Sugar Land, Texas 77478, and our telephone number is (281) 276-7000.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. However, we may receive up to approximately $2,076,680 if all of the warrants held by the selling shareholders are exercised for cash. The net proceeds from the exercise of any warrants is anticipated to be used to repay indebtedness and/or general corporate purposes.

                             SELLING SHAREHOLDERS

      The following table sets forth certain information concerning each of the selling shareholders. Assuming that the selling shareholders offer all of their shares of common stock, the selling shareholders will not have any beneficial ownership. The shares are being registered to permit the selling stockholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the shares from time to time. See "Plan of Distribution."

                                                         NUMBER OF SHARES
                                                         OWNED AND TO BE     NUMBER OF          NUMBER OF          PERCENTAGE OF
                                                         OWNED PRIOR TO    SHARES BEING       SHARES OWNED         SHARES OWNED
                    SELLING SHAREHOLDERS                 OFFERING (1)(2)    OFFERED (2)     AFTER OFFERING (3)   AFTER OFFERING (3)
-----------------------------------------------------   -----------------  --------------  --------------------  -----------------
The Endeavour Capital Investment Fund S.A. (4)(5)(6).          17,660,025      17,472,940               187,085         *
Esquire Trade & Finance Inc. (4)(5)(7)...............           3,767,122       3,767,122                     0         *
Celeste Trust Reg (4)(5)(8)..........................           2,354,452       2,354,452                     0         *
Endeavour Management Inc. (4)(5).....................             406,404         406,404                     0         *
Union Atlantic Capital LC (4)(5)(9)..................           1,474,482       1,474,482                     0         *
Union Atlantic LC (4)(5)(10).........................             368,620         368,620                     0         *
RSL Com U.S.A., Inc..................................              75,000          75,000                     0         *
Lasermedics Sales Corp...............................              35,000          35,000                     0         *
Pedro A. Rubio, M.D., PhD.(11).......................             239,128          50,000               189,128         *
Taglich Brothers, Inc. ..............................              20,000          20,000                     0         *
QAD, Inc. ...........................................             283,000         283,000                     0         *
Alpha Circuits.......................................               4,437           4,437                     0         *
Chas P. Young........................................              77,074          77,074                     0         *
North American Van Lines.............................              50,834          50,834                     0         *
Lakeview Enterprises.................................              14,195          14,195                     0         *
Elgin Exercise.......................................               4,500           4,500                     0         *
Charles Dale.........................................                 712             712                     0         *
Leland Dale Levey....................................               1,780           1,780                     0         *
Arthur Jansen........................................              11,746          11,746                     0         *
Porter & Hedges, L.L.P. (12).........................              84,000          84,000                     0         *

*     Less than 1%.

(1) The selling shareholders have sole voting and sole investment power with respect to all shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time. Pursuant to the terms of the Series B and Series C Preferred Stock and associated warrants, no holder thereof can convert such shares of preferred stock and warrants if such conversion would increase such holders' beneficial ownership of common stock to in excess of 4.99%. Pursuant to the terms of the Series D and Series E Preferred Stock and associated warrants, no holder thereof can convert such shares of preferred stock and warrants if such conversion would increase such holders' beneficial ownership of common stock in excess of 9.99%.

(3) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling shareholders.

(4) Represents shares of common stock issuable upon conversion of the Series E Preferred Stock. The Series E Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) the closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the trading day immediately proceeding the initial issuance of the Series E Preferred Stock (November 21, 2000), or
      (ii) the amount obtained by multiplying .8 by the average closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the lowest three trading days during the period beginning on the twenty-second day prior to the conversion date for such conversion and ending on such conversion date. For the purpose of estimating the number of shares of common stock to be included in the registration statement of which this prospectus is a part, we calculated the number of shares of common stock issuable in connection with the conversion of our Series E Preferred Stock on December 1, 2000 (7,785,714) and multiplied that number by 200%. The Series E Preferred Stock pays an annual dividend of 8%, payable quarterly in arrears in cash or shares of common stock at our option. For the purposes of estimating the number of shares of common stock that are issuable, at our option, for payment of dividends on the Series E Preferred Stock, we estimated the number of shares of common stock that would be sufficient to allow us to meet our obligation to pay dividends for two years (467,772) and multiplied that number by 200%. If 935,544 dividend shares were issued to the holders of the Series E Preferred Stock, the number for each of the selling shareholders in the table would also include the following number of dividend shares: The Endeavour Capital Investment Fund - 635,140; Esquire - 137,327; Celeste - 85,830; Endeavour Management - 17,164; Union Atlantic Capital - 48,063; and Union Atlantic - 12,020. In addition, assuming we are required to pay any penalties due in shares of common stock, the number for each of the selling shareholders in the table would also include the following number of penalty shares: The Endeavour Capital Investment Fund - 226,470; Esquire - 48,966; and Celeste - 30,604.

(5) Represents shares of common stock issuable upon conversion of the Series D Preferred Stock. The Series D Preferred Stock has a floating conversion price calculated by dividing the $1,000 stated value of the shares being converted (plus any accrued, but unpaid premium) by an amount equal to the lesser of (i) 105% of the average closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the 10 consecutive trading days immediately proceeding the initial issuance of the Series D Preferred Stock (May 23, 2000), or (ii) the amount obtained by multiplying .8 by the average closing bid price for the Company's Common Stock as reported by Bloomberg L.P. for the lowest three trading days during the period beginning on the fifteenth day prior to the conversion date for such conversion and ending on such conversion date. For the purpose of estimating the number of shares of common stock to be included in the registration statement of which this prospectus is a part, we calculated the number of shares of common stock issuable in connection with the conversion of our Series D Preferred Stock on June 7, 2000 (3,349,138) and multiplied that number by 200%. The Series D Preferred Stock pays an annual dividend of 6%, payable upon conversion in cash or shares of common stock at our option. For the purposes of estimating the number of shares of common stock that are issuable, at our option, for payment of dividends on the Series D Preferred Stock, we estimated the number of shares of common stock that would be sufficient to allow us to meet our obligation to pay dividends for two years (401,896) and multiplied that number by 200%. If 803,792 dividend shares were issued to the holders of the Series D Preferred Stock, the number for each of the selling shareholders in the table would also include the following number of dividend shares: The Endeavour Capital Fund - 536,130; Esquire - 115,746; Celeste - 72,342; Endeavour Management - 14,468; Union Atlantic Capital - 52,246; and Union Atlantic - 12,860.

(6) The number also represents warrants to purchase 1,378,851 shares of common stock, consisting of (i) a warrant to purchase 1,180,851 shares of common stock with an exercise price of $.52 per share that expire in November 2005, (ii) a warrant to purchase 148,000 shares of common stock with an exercise price of $1.99 per share that expire in May 2005 and (iii) a warrant to purchase 50,000 shares of common stock at an exercise price of $2.00 per share that expire in May 2005. The number also includes a warrant to purchase 1,057,143 shares of common stock with an exercise price of $.39 per share that expire in December 2005. For the purpose of determining the warrant to be issued in connection with the additional closing of 1,000 shares of the Series E Preferred Stock, we assumed a conversion price at December 1, 2000 ($.35). Also represents shares of common stock issued or issuable upon conversion of our Series A Preferred Stock. The Series A Preferred Stock is convertible into our common stock at the lesser of (i) 75% of the average closing bid price for the common stock as reported on The Nasdaq SmallCap Market for the 5 trading days prior to conversion, or (ii) $6.50 per share. For so long as the common stock is listed on The Nasdaq SmallCap or National Markets or any national securities exchange, the conversion price shall not be lower than $2.90. As of December 1, 2000, the 395 currently outstanding shares of Series A Preferred Stock would have been convertible into the maximum of 136,206 shares of common stock based upon the five-day average closing bid price of $.38 resulting in the use of the $2.90 minimum conversion price. Also includes warrants to purchase 42,000 shares of common stock at an exercise price of $7.49 which expire April, 2003.

(7) The number also includes warrants to purchase 287,319 shares of common stock, consisting of (i) a warrant to purchase 255,319 shares of common stock with an exercise price of $.52 per share that expire in November 2005, and (ii) a warrant to purchase 32,000 shares of common stock with an exercise price of $1.99 per share that expire in May 2005. The number also includes a warrant to purchase 228,571 shares of common stock with an exercise price of $.39 per share that expire in December 2005. For the purpose of determining the warrant to be issued in connection with the additional closing of 1,000 shares of the Series E Preferred Stock, we assumed a conversion price at December 1, 2000, ($.35).

(8) The number also includes warrants to purchase 179,575 shares of common stock, consisting of (i) a warrant to purchase 159,575 shares of common stock with an exercise price of $.52 per share that expire in November 2005, and (ii) a warrant to purchase 20,000 shares of common stock with an exercise price of $1.99 per share that expire in May 2005. The number also includes a warrant to purchase 142,857 shares of common stock with an exercise price of $.39 per share that expire in December 2005. For the purpose of determining the warrant to be issued in connection with the additional closing of 1,000 shares of the Series E Preferred Stock, we assumed a conversion price at December 1, 2000, ($.35).

(9) The number also includes warrants to purchase 200,000 shares of common stock, consisting of (i) a warrant to purchase 60,000 shares of common stock with an exercise price of $.57 per share that expire in November 2005, and (ii) a warrant to purchase 140,000 shares of common stock with an exercise price of $.75 per share that expire in May 2005. The number also includes a warrant to purchase 40,000 shares of common stock with an exercise price of $.42 per share that expire in December 2005. For the purpose of determining the exercise price of the warrant to be issued in connection with the additional closing of 1,000 shares of the Series E Preferred Stock, we assumed a conversion price at December 1, 2000, ($.35).

(10) The number also includes warrants to purchase 50,000 shares of common stock, consisting of (i) a warrant to purchase 15,000 shares of common stock with an exercise price of $.57 per share that expire in November 2005, and (ii) a warrant to purchase 50,000 shares of common stock with an exercise price of $.75 per share that expire in May 2005. The number also includes a warrant to purchase 10,000 shares of common stock with an exercise price of $.42 per share that expire in December 2005. For the purpose of determining the exercise price of the warrant to be issued in connection with the additional closing of 1,000 shares of the Series E Preferred Stock, we assumed a conversion price at December 1, 2000, ($.35).

(11) The number also includes options to purchase 75,000 shares of common stock. Dr. Rubio has served as one of our directors since January 1996. He also currently serves as our Chairman of the Board, President and Chief Executive Officer.

(12) Represents shares of common stock received by Porter & Hedges, L.L.P. in consideration for legal services rendered. Porter & Hedges, L.L.P. has opined to certain legal matters relating to the validity of the common stock.

                             PLAN OF DISTRIBUTION

      The selling stockholders may sell shares of our common stock in transactions on exchanges or markets as our common stock may be then listed for trading. Shares may be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used in this prospectus, "selling stockholders" includes pledgees, donees, transferees and other successors in interest to the selling stockholders selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

      Other methods by which selling stockholders may sell shares of our common stock include, without limitation:

      o "at the market" to or through market makers or into an existing market for our common stock,

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

      o through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise,

      o     through block trades,

      o     through short sales, or

      o     any combination of any such methods of sale.

The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to those broker dealers of the common stock offered by this prospectus, which common stock such broker- dealers may resell under this prospectus. The selling stockholders may also make sales under Rule 144 of the Securities Act if an exemption from registration is available.

      The selling stockholders and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Under certain registration rights agreements with certain of the selling stockholders, we have agreed to indemnify certain of the selling stockholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such selling stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

      After we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

      o the name of each such selling stockholder and of the participating broker-dealer(s),

      o     the type and number of securities involved,

      o     the price at which such securities were sold,

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

      o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus, and

      o     other facts material to the transaction.

                                  LEGAL MATTERS

      Certain legal matters relating to the validity of the common stock will be passed upon by Porter & Hedges, L.L.P., Houston, Texas. Porter & Hedges, L.L.P. owns 84,000 shares of our common stock and is identified as a selling shareholder herein.

                                     EXPERTS

      The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in
Note 1 to the consolidated financial statements.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions.


               Registration Fee Under Securities Act  $  1,914
               Legal Fees...........................    20,000
               Accounting Fees......................    10,000
               Printing and Engraving...............     5,000
               Miscellaneous Fees...................     2,000
                                                      --------
                     Total..........................  $ 38,914
                                                      ========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or our shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or our shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

      In accordance with Article 1302-7.06, Article Six of our Amended and Restated Articles of Incorporation eliminates a director's liability to us and our shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision does not eliminate or limit a director's liability for: (1) a breach of a director's duty of loyalty to us or our shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) an act or omission for which the liability of a director is expressly provided for by statute, or (5) an act related to an unlawful payment of a dividend. Article Six of our Amended and Restated Articles of Incorporation further provides that if the Texas Miscellaneous Corporation Laws Act or any other statute is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the full extent permitted by such statute, as so amended. If a director breaches any fiduciary duty other than those listed in Article Six in performing his duties as a director, neither we nor our shareholders could recover monetary damages from the director; only equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, may be available. To the extent certain claims against directors are limited to equitable remedies, the provision in our Amended and Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a shareholder's only remedy is to enjoin the completion of the board of directors' action, such remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that we and our shareholders would have no effective remedy against the directors.

      In addition, Article 2.02-1 of the Texas Business Corporation Act empowers us to indemnify present and former directors, officers, employees, agents and other persons acting on our behalf against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by them in connection with a proceeding brought against them in their respective present or former capacities as our directors, officers, employees or agents, or of any other entity in which they are or were serving in such capacities at our request. However, the Texas Business Corporation Act provides that unless a court of competent jurisdiction determines otherwise, indemnification is available only if the person (1) acted in good faith, (2) reasonably believed that he acted (a) in his official capacity, in a manner which was in our best interests, and (b) in other than in his official capacity, in a manner which he reasonably believed was at least not opposed to our best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Even if these three elements are established, if a person is found liable to us, or liable on the basis that he received an improper personal benefit, indemnification is (i) limited to his reasonable expenses, and (ii) prohibited if he is found liable for willful or intentional misconduct in performing his duties to us.

      The Texas Business Corporation Act prescribes procedures which we must use in determining whether a claim is indemnifiable under the statute; if so, whether to authorize indemnification (unless it is made mandatory by articles of incorporation, bylaws, director or shareholder resolution, or agreement); and the reasonableness of any expenses for which indemnification is sought. Each of these determinations must be made by (i) a majority vote of a quorum of disinterested directors, (ii) if such quorum is unobtainable, then by a majority vote of a special committee of disinterested directors appointed by a majority vote of all directors, (iii) special legal counsel selected by the board of directors or a committee of the board by vote as described in (i) or (ii), or if such quorum is unobtainable or such committee cannot be established, then by a majority vote of all directors, or (iv) a vote of disinterested shareholders.

      We are obligated under Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1, we may (i) indemnify and advance expenses to an officer, employee, agent or other person who are or were serving at our request as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to directors, (ii) indemnify and advance expenses to directors and such other persons to such further extent, consistent with law, as may be provided in our articles of incorporation, bylaws, action of our board of directors, or contract or as permitted by common law, and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person regardless of whether we could indemnify him against such liability under the Texas Business Corporation Act.

      Article V of our Amended and Restated Bylaws sets forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Amended and Restated Bylaws provide for advance payment of any expenses subject to authorization of the board of directors and a written promise to repay the payment unless it is determined that he is entitled to indemnification. Article V further provides that the rights to indemnification are not exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or otherwise. Such rights to indemnification by the Amended and Restated Bylaws shall continue after the person has ceased to hold a position and shall inure to that person's heirs and personal representatives. The Amended and Restated Bylaws also provide for reports to our shareholders as to indemnification payments, advance payments and insurance payments.

      The above discussion of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended, and Texas statutes is not intended to be exhaustive and is qualified in our entirety by such Articles, Bylaws and statutes.

      We maintain officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to our best interest. Pursuant to employment agreements we entered into with our executive officers and certain other key employees, we must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our Bylaws. In addition, we have entered into indemnification agreements with our officers and directors providing for indemnity to the maximum extent permitted under the Texas Business Corporation Act.


ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits


EXHIBIT NO.  DESCRIPTION
-----------  -----------

*5.1        --   Opinion of Porter & Hedges, L.L.P.

*23.1       --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

*23.2       --   Consent of Arthur Andersen LLP

*24.1       --   Power of Attorney (included on signature page)

------------------------
    *   Filed herewith

(b)   Financial Statement Schedules

      Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Henley Healthcare, Inc., or the notes thereto, or the required information is not applicable.


ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs
                  (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Henley Healthcare, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas on December 15, 2000.


                                    Henley Healthcare, Inc.



                                    By: /S/ JAMES L. STURGEON
                                        JAMES L. STURGEON, CHIEF FINANCIAL
                                        OFFICER AND DIRECTOR


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of Henley Healthcare, Inc. hereby severally constitutes and appoints Pedro A. Rubio, M.D., Ph.D and James L. Sturgeon, and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-3 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.

          SIGNATURES                                 TITLE                          DATE
          ----------                                 -----                          ----
/S/ PEDRO A. RUBIO, M.D. PH.D           President and Chairman of the Board    December 15, 2000
    Pedro A. Rubio, M.D., Ph.D            (Principal Executive Officer)

/S/ JAMES L. STURGEON                       Chief Financial Officer            December 15, 2000
    James L. Sturgeon                 (Principal Financial and Accounting
                                                    Officer)

/S/ WALTER CUNNINGHAM                               Director                   December 18, 2000
    Walter Cunningham

/S/ J. TERRY MANNING                                Director                   December 15, 2000
    J. Terry Manning

/S/ GABRIEL L. SHAHEEN                              Director                   December 18, 2000
    Gabriel L. Shaheen

                                   EXHIBITS


EXHIBIT NO.  DESCRIPTION
-----------  -----------

*5.1        --   Opinion of Porter & Hedges, L.L.P.

*23.1       --   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

*23.2       --   Consent of Arthur Andersen LLP

*24.1       --   Power of Attorney (included on signature page)

   ----------------------------
    *   Filed herewith